Page 1 of 4

             SCHEDULE 13G   (1996)


             GUEST SUPPLY INC
             Cusip # 401630108


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                                                 	Page 2 of 4


Item 1:      REPORTING PERSON
          		 Rose Capital  (Tax ID: 31-1148305)

Item 4:      CITIZENSHIP
          		 Ohio

Item 5:      SOLE VOTING POWER
          		 531,287

Item 6:      SHARED VOTING POWER
          		 None

Item 7:     	SOLE DISPOSITIVE POWER
           		531,287

Item 8:     	SHARED DISPOSITIVE POWER
          		 None

Item 9:     	AGGREGATE AMOUNT BENEFICIALLY OWNED
           		531,287

Item 11:    	PERCENT OF CLASS REPRESENTED BY LINE 9
           		8.6

Item 12:    	TYPE OF REPORTING PERSON
	           	IA
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							                                         	Page 3 of 4

Item 1(A).   NAME OF ISSUER
		           GUEST SUPPLY INC

Item 1(B).   ADDRESS OF ISSUER
    	        4301 U.S. Highway One
             Monmouth Junction NJ 08852

Item 2(A).   NAME OF PERSON FILING
		          	Rose Capital

Item 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE
  		        	2480 Colts Neck Rd. Blacklick, OH 43004

Item 2(C).  	CITIZENSHIP
         		 	Ohio

Item 2(D).  	TITLE OF CLASS OF SECURITIES
		          	Common Stock

Item 2(E).  	CUSIP NUMBER
		          	401630108

Item 3.    		This statement is filed pursuant to Rule 13d-1(b),
      		    	or 13d-2(b) and the person filing is an investment
		          	advisor registered under section 203 of the Investment Advisors Act of 1940.

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Item 4.		OWNERSHIP
Item 4(a).	AMOUNT BENEFICIALLY OWNED
		        	531,287
Item 4(b).	PERCENT OF CLASS
		        	8.6
Item 4(c).	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
	 (i).	SOLE POWER TO VOTE OR DIRECT THE VOTE
		        	531,287
	 (ii).	SHARED POWER TO VOTE OR DIRECT THE VOTE
		        	None
	 (iii).	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
		        	531,287
	 (iv).	SHARED POWER TO DISPOSE OR DIRECT DISPOSITION OF
        			None

Item 5.		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
        			Not Applicable

Item 6.		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         All Securities reported upon in this schedule are owned by advisory clients of Rose Capital, no one of which to the knowledge of Rose Capital owns more than 5% of the class.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		     	Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF	THE GROUP
		     	Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF THE GROUP
		     	Not Applicable

Item 10	CERTIFICATION
By signing below I certify that, to the best of my	knowledge and belief,
the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature

December 31, 1996
Date

Barry Igdaloff,Owner
Name/Title